Exhibit 99.1

China Architectural Engineering Announces First Quarter 2010 Financial Results

ZHUHAI, China and NEW YORK, May 19, 2010 -- China Architectural Engineering, Inc. ("CAE" or the "Company") (Nasdaq: CAEI), a leader in the design, engineering, fabrication and installation of high-end building envelope systems, today announced its financial results for the first quarter ended March 31, 2010.

First Quarter 2010 Results

Revenues from contracts for the first quarter of 2010 were $11.5 million, versus $36.3 million in first quarter of 2009, as most of the international projects were completed in 2009, such as the Dubai Metro Red Line, Guangdong Science City Headquarter Phase I, and Doha High Rise Office Tower, and the Company ceased to conduct international projects. Gross profit was $2.3 million, compared to $8.2 million for the same period last year. The gross margin for the first quarter of 2010 was 20.3% versus 22.5% for the same time of prior year, due to increases in raw material, labor and administrative costs in the domestic market of China.

Selling, general and administrative expenses were $4.2 million for the first quarter of 2010, compared with $6.0 million a year ago. The decrease was primarily due to the revenue decrease. Payroll and related costs accounted for approximately 71.8% of total operating expenses, including a $2.0 million charge related to stock grants made in the first quarter of 2010. Consequently, operating loss was $1.9 million for the first quarter of 2010, versus the income from operation of $2.2 million a year ago.

Interest expenses and finance expenses were $1.6 million for the first quarter of 2010, an increase of $0.3 million from $1.3 million a year ago. The increase was mainly due to the use of short-term bank loans.

Income tax expense was $9,575 for the first three months of 2010 at an effective tax rate of -0.3%, compared with nil in taxes for the same period of 2009. The primary reason for the decrease was due to losses incurred by the operations of the Company as still suffering from the effects of the recent international financial crises.

Net loss was $3.5 million, or a net loss of $0.06 per fully diluted share, for the three months ended March 31, 2010, compared to net income of $0.9 million, or $0.02 earning per diluted share, for the same period in 2009.

Liquidity and Capital Resources

The Company had an unrestricted cash balance of approximately $0.5 million as of March 31, 2010, as compared to $0.7 million as of December 31, 2009. Net cash from operating activities was $6.9 million for the first quarter of 2010, compared to net cash from operating activities of $4.3 million for the first quarter of 2009.

Business Outlook

Mr. Ken Yi Luo, the Company's chief executive officer and chairman, commented, "Despite the recent trends in the global economy that had a significant adverse impact on the commercial construction industry as a whole, we are working diligently to concentrate our resources and capital in the domestic market. During this quarter, we made progress on several domestic projects and continued our efforts to leverage our patented technology, high quality design and extensive experience to provide technical consulting and advisory services. During this quarter, our shareholders also approved the acquisition of the majority interest of Shanghai ConnGame Network. We intend to keep our investors up-to-date and will make further announcements once the acquisition is complete. Furthermore, we remain confident in our ability to further CAEI's growth and we will continue to strive and maximize our shareholders' value going forward."

About China Architectural Engineering

China Architectural Engineering, Inc. (NASDAQ:CAEI) is a leader in the design, engineering, fabrication and installation of high-end curtain wall systems, roofing systems, steel construction systems, and eco-energy systems. Founded in 1992, CAEI has maintained its market leadership by providing timely, high-quality, reliable, fully integrated, and cost-effective solutions. Collaborating with world-renowned architects and building engineers, the Company has successfully completed nearly one hundred large, complex and unique projects worldwide, including numerous award-winning landmarks across Asia's major cities.

For further information on China Architectural Engineering, Inc., please visit http://www.caebuilding.com

Forward-Looking Statements

In addition to historical information, the statements set forth above may include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in forward-looking statements as a result of risks and uncertainties, including, but not limited to, identification and remediation of the Company's deficiencies and weaknesses in its internal controls over financial reporting, potential claims or litigation that may result from the occurrence of restatements, the negotiation and execution of a definitive acquisition agreement for the proposed acquisition of ConnGame and satisfactory completion of related due diligence and closing conditions, including but not limited to regulatory approvals; ability to identify and secure debt, equity, and/or other financing required to continue the operations of the Company, particularly in the event that the Company is not able to conduct the proposed acquisition of ConnGame; required Company payments under the waiver agreement and ability to obtain an extension; difficulties related to integration and management of the combined operations; reduction or reversal of the Company's recorded revenue or profits due to "percentage of completion" method of accounting and expenses; the Company's ability to obtain a modification for the Waiver agreement with the bondholders applicable to the proposed acquisition of ConnGame; increasing provisions for bad debt related to the Company's accounts receivable; adverse capital and credit market conditions; and various other matters, many of which are beyond our control. These and other factors that may result in differences are discussed in greater detail in the Company's reports and other filings with the Securities and Exchange Commission.

    Investor Contact:

     ICR:
     Michael Tieu
     Tel:   +86-10-6599-7960
     Email: michael.tieu@icrinc.com

     Bill Zima
     Tel:   +1-203-682-8200
     Email: bill.zima@icrinc.com

CHINA ARCHITECTURAL ENGINEERING, INC.
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2010 (UNAUDITED) AND DECEMBER 31, 2009
(STATED IN US DOLLARS)

	March 31,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$497,348	$740,125
Restricted cash	2,024,080	3,033,819
Contract receivables, net	88,281,494	89,189,103
Costs and earnings in excess of billings	10,193,454	8,100,580
Job disbursements advances	1,957,233	2,696,794
Other receivables	25,821,226	30,768,067
Inventories	162,346	727,499
Deferred income taxes, current	112,893	113,033
Other current assets	497,884	297,838
Total current assets	129,547,958	135,666,858

Non-current assets
Plant and equipment, net	2,361,334	2,539,457
Intangible assets	59,987	70,610
Goodwill	7,995,896	7,995,896
Other non-current asset	36,424	287,586

TOTAL ASSETS	$140,001,599	$146,560,407

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term bank loans	$7,856,554	$9,529,880
Accounts payable	25,873,394	26,614,484
Billings over costs and estimated earnings	5,346,341	6,098,666
Amount due to shareholder	3,504,156	10,080,345
Other payables	9,864,960	9,360,314
Business and other taxes payable	4,734,098	4,923,771
Customers' deposits	8,097,324	6,392,676
Other Accrual	6,034,195	4,324,011
Total current liabilities	71,311,022	77,324,147
Non-current liabilities
Long term bank loans	$89,850	$109,239
Convertible bond payable, net	25,475,167	24,564,161

TOTAL LIABILITIES	$96,876,039	$101,997,547

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value, 10,000,000 shares authorized,
0 shares issued and outstanding at March 31, 2009 and December 31, 2009;
Common stock, $0.001 par value, 100,000,000 shares authorized,
53,256,874 shares issued and outstanding at March 31, 2009 and
December 31, 2009, respectively	$55,157	$53,257
Additional paid in capital	28,458,440	26,495,876
Statutory reserves	3,040,595	3,040,595
Accumulated other comprehensive income	3,986,558	3,868,437
Retained earnings	7,609,728	11,131,084
Total Company shareholders' equity	43,150,478	44,589,249
Noncontrolling interests	(24,918)	(26,389)
Total shareholders' equity	43,125,560	44,562,860
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$140,001,599	$146,560,407

CHINA ARCHITECTURAL ENGINEERING, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2010 AND 2009
(STATED IN US DOLLARS)

	Three Months Ended March 31,
	2010	2009

Contract revenues earned	$11,472,123	$36,343,064
Cost of contract revenues earned	(9,144,193)	(28,162,233)
Gross profit	$2,327,930	$8,180,831
Selling, general and administrative expenses	(4,175,480)	(5,951,030)
Finance expenses	(47,201)	--
Income / (Loss) from operations	$(1,894,751)	$2,229,801
Interest income	2,416	3,706
Interest expense	(1,626,111)	(1,311,733)
Other income	7,514	21,837
Other expenses	(849)	--

Income/(Loss) before taxation on	$(3,511,781)	$943,611
Continuing
Operations
Income tax / tax benefit	9,575	--
Net earnings/(Loss) including non-controlling interest	(3,521,356)	943,611
Loss attributable to non-controlling interests	1,471	--
Net earnings/(Loss) attributable to the Company	$(3,519,885)	$943,611

Earnings per share:
Basic	$(0.06)	$0.02
Diluted	$(0.06)	$0.02

Weighted average shares outstanding:
Basic	54,729,908	53,256,874
Diluted	54,729,908	53,256,874